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EXHIBIT 3.1

CERTIFICATE OF DECREASE

OF

AUTHORIZED NUMBER OF SHARES

OF

SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

OF

THE MILLS CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

        THE MILLS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

        DOES HEREBY CERTIFY:

        That the Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on April 19, 1994, a First Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on August 7, 1997 and a Certificate of the Designation, Preferences and Rights of 9% Series B Cumulative Redeemable Preferred Stock, was filed in said office of the Secretary of State on October 7, 2002.

        That the Board of Directors of the Corporation at a meeting held on September 18, 2003 duly adopted a resolution authorizing and directing a decrease in the authorized number of shares of 9% Series B Cumulative Redeemable Preferred Stock of the Corporation, from 4,600,000 shares to 4,300,000 shares, all in accordance with the provisions of Section 151 of The General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, The Mills Corporation has caused this certificate to be signed by Thomas E. Frost, its Executive Vice President and Corporate Secretary, this 26th day of September, 2003.

The Mills Corporation
	By:	/s/ Thomas E. Frost Thomas E. Frost Executive Vice President and Corporate Secretary

Witness

/s/ Mary Ellen Seravalli Mary Ellen Seravalli Senior Vice President and Deputy General Counsel

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  EXHIBIT 3.1
CERTIFICATE OF DECREASE OF AUTHORIZED NUMBER OF SHARES OF SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK OF THE MILLS CORPORATION